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                                                                   EXHIBIT 10(e)

                         PRODUCTS TERMINALLING AGREEMENT

THIS PRODUCTS TERMINALLING AGREEMENT ("AGREEMENT"), EXECUTED ON THE 1ST DAY OF NOVEMBER, 2001, IS MADE BETWEEN WILLIAMS TERMINALS HOLDINGS, L.P., A DELAWARE LIMITED PARTNERSHIP, WHOSE ADDRESS IS P.O. BOX 3448, MD 720-A, TULSA, OKLAHOMA 74101 ("WILLIAMS") AND WILLIAMS ENERGY MARKETING & TRADING COMPANY A DELAWARE CORPORATION, WHOSE ADDRESS IS ONE WILLIAMS CENTER, TULSA, OKLAHOMA 74172 ("CUSTOMER"). IN ACCORDANCE WITH THIS AGREEMENT, WILLIAMS DESIRES TO PROVIDE CERTAIN SERVICES TO CUSTOMER AT ITS TERMINAL, AND CUSTOMER DESIRES TO UTILIZE SUCH FACILITIES TO RECEIVE SERVICES, ALL AS SET FORTH BELOW. ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

1. AGREEMENT. Each person and party signing this Agreement represents that it has full power and authority to enter into and perform this Agreement, that the signing and delivery of this Agreement has been duly authorized by all necessary corporate action of such party, and that this Agreement constitutes the valid and binding obligation of such party. This Agreement will only be binding when signed below by both of the parties.

2. DEFINITIONS. In addition to the definitions provided elsewhere in this Agreement, the following definitions will apply:

     "ADJUSTED TRANSPORTATION CAPACITY" means the actual amount of Transportation Capacity provided hereunder, calculated using a Transportation Capacity base rate of, for the first three (3) calendar months of this Agreement, 40,500 bbl per day and, for the remainder of the term of this Agreement, 54,000 bbl per day.

     "AFFILIATE" means any entity which directly or indirectly controls, is controlled by, or is under a common control with a party. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

     "BARREL" or "BBL" means 42 U.S. Gallons.

     "BERTHING" means the actions performed by Williams necessary to effect a Delivery by Marine Vessel that occur during the time period beginning when the Marine Vessel ceases motion alongside any Terminal dock and ending when Product is first capable of passing the fixed dock flange.

     "BLEND" or "BLENDING" means the mixing together of Products with different specifications to achieve a resultant Product with certain desired specifications.

     "CATASTROPHIC EVENT" shall mean the reduction of Transportation Capacity to 25,000 bbls per day or less for more than thirty (30) days.

     "CONTRACT YEAR" means a twelve-month period beginning on the effective date of this Agreement and each subsequent twelve-month period beginning on the anniversary date of this Agreement during the term of this Agreement.

     "DELIVERY" or "DELIVERIES" means the transfer of Product from a Marine Vessel, truck or pipeline into the Terminal.

     "GALLON" means a volume of 231 cubic inches of Product measured at a temperature of 60 degrees Fahrenheit.

     "LAW" means any and all laws, regulations, rules, ordinances, codes, orders and decrees affecting this Agreement of any local, state, federal governmental authority having jurisdiction.

     "LOSS ALLOWANCE" means that amount of Product as set forth in Section 27.

     "MARINE VESSEL" means any type of barge, tug or other waterborne craft.

     "NEW WASTE" means any amount of Waste a) present in the tanks at the Terminal in excess of Pre-Existing Waste, or b) in any tank after it shall have been previously cleaned during the term of this Agreement.

     "PIPELINE SPECIFICATIONS" means the specifications for Product of Ship Shoal Pipeline, including but not limited to sulphur content and API gravity.

     "PRE-EXISTING WASTE" means the amount of Waste present in the tanks at the Terminal as measured by Williams and Customer within thirty (30) days of the execution of this Agreement, set forth in Exhibit "B".

     "PRODUCT" means crude oil and condensate.

     "PROPERTY" means that parcel of land specifically described in Exhibit "A".

     "RECEIPT" or "RECEIVE" means the transfer of Product out of the Terminal into truck, pipeline, or another terminal.


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     "SERVICES" means those services described in Section 3 of this Agreement, the use of any other facilities and any other services necessary to meet Williams' obligations hereunder.

     "SERVICES FEES" means the rates set forth in Section 8, below.

     "SERVICES OPTION" means the first right of refusal granted hereunder to Customer to use any Surplus Transportation Capacity.

     "SERVICES OPTION FEES" means the rates set forth in Section 9, below.

     "SHIP SHOAL PIPELINE" shall mean Ship Shoal Pipeline Company or its successor.

     "STORAGE CAPACITY" means the physical volume in which Product can be held within the tanks at the Terminal, which tanks shall include the two (2) tanks of 8,000 bbl nominal capacity and the one (1) tank of 30,000 bbl nominal capacity currently at the Terminal.

     "SURPLUS TRANSPORTATION CAPACITY" means any amount of daily Transportation Capacity in excess of 60,000 bbl per day that may exist at any time at the Terminal or on the Property.

     "TERMINAL" means the Williams crude oil terminal located adjacent to Bayou Black in Terrebonne Parish, Louisiana, including tanks, pipelines, docks, other facilities comprising it and any other facilities that Williams shall deem necessary to fulfill its obligations hereunder.

     "TRANSPORT" or "TRANSPORTATION" means the physical movement of Product from the Delivery point to the Receipt point, including any actions required to be performed by Williams necessary to meet Customer's Blending requirements.

     "TRANSPORTATION CAPACITY" means that rate at which Williams is able to Transport through the Terminal as more specifically set forth in Section 3 of this Agreement.

     "VACATING" means the actions performed by Williams necessary to undock a Marine Vessel that occur during the time period beginning when Product ceases passing the fixed dock pipeline flange and ending when the Marine Vessel is capable of leaving the dock.

     "WASTE" means any tank bottom, tank heel, water, sludge, sediment, particulate, or other residual matter present in the tanks at any time at the Terminal.

3. SERVICES PROVIDED BY WILLIAMS. Williams agrees to provide the Services described below at its Terminal. Williams agrees to provide the amount of such Services as set forth in this Section 3, twenty-four (24) hours a day, seven (7) days a week, 365 days per year, except where indicated otherwise in this Agreement. Williams shall provide Customer with prior notice of any planned Service capacity reduction as soon as possible, but in no case less than 48 hours prior notice. For an unplanned Service capacity reduction, Williams shall provide Customer with notice as soon as reasonably possible, but in any event within 24 hours of such outage.

          A. DELIVERIES: Williams shall receive all Customer Deliveries subject only to the limitations of the facilities and equipment within the Terminal, except that the combined time for Williams to Berth and Vacate any Marine Vessel shall not exceed two (2) hours. In the event that any time required for the measurement of Product quality by Customer or its inspector, such time will be excluded from the calculation of time required for Williams to Berth and Vacate any Marine Vessel.

          B. STORAGE: Williams shall provide Customer Product storage capacity at the full amount of Williams' Storage Capacity at any time. At the time this Agreement is executed the amount of Storage Capacity to be provided Customer by Williams at any time shall be no less than 46,000 bbl.

          C. BLENDING: Williams shall Blend Product for the benefit of Customer in accordance with Customer's instructions, which Williams may require to be in writing, and which are subject to change at any time. At the time of this Agreement Williams shall have the capability of Blending Customer's Product at the rate of no less than 1,000 bbl per hour of sour crude with no less than 1,500 bbl per hour of sweet crude. Williams' responsibilities set forth in this Section 3 are qualified by Customer having provided adequate volumes of Product Blend stocks to Williams.

          D. TRANSPORTATION: Williams agrees to Transport Product from the Terminal into the Ship Shoal Pipeline according to the schedule provided by Customer. For the first three (3) calendar months of this Agreement, Williams shall provide Transportation Capacity at the rate of no less than 45,000 bbl per day. For the remainder of the term of this Agreement, Williams shall provide Transportation Capacity at the rate of no less than 60,000 bbl per day. Williams' responsibilities set forth in this Section 4 are qualified by Customer having scheduled Deliveries and Receipts as may be necessary to accommodate Customer's Transportation instructions. Any penalties or disruptions on the Ship Shoal Pipeline related to Product quality shall be the responsibility of the party at fault.

4. WILLIAMS' SERVICE COMMITMENT. Williams shall meet all Service performance standards set forth in Section 3, above. In the event the Terminal experiences Service capacity reduction associated with any of the facilities set forth below, the duration of Service capacity reduction of each facility experiencing a reduction shall be measured to the nearest quarter hour, sufficiently documented and presented to Customer for approval monthly as set forth in Section 17. For the first three (3) calendar months of this Agreement, all such time measurements shall be converted to a Transportation Capacity reduction according to the standard rates set forth in Section 4(a), below and in accordance with the calculation rules set forth in Subsection 4(c), below. For the remaining term, the standard rates set forth in Section 4(b), below and the calculation rules set forth in Section 4(c), below, shall be used.


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          a. STANDARD RATES FOR THE FIRST THREE (3) CALENDAR MONTHS:

               1.   Tank 8000: 307 bbl per hour
               2.   Tank 8001: 307 bbl per hour
               3.   Tank 8002: 1,074 bbl per hour
               4.   Main Pump: 1,688 bbl per hour
               5.   8" Pipeline: 1,688 bbl per hour
               6.   Large Dock: 844 bbl per hour
               7.   Small Dock: 844 bbl per hour
               8.   Berthing and Vacating - Large Dock: 844 bbl per hour
               9.   Berthing and Vacating - Small Dock: 844 bbl per hour
               10.  Ship Shoal Pipeline: 1,688 bbl per hour

          b. STANDARD RATES FOR THE REMAINING TERM:

                    1.   Tank 8000: 409 bbl per hour
                    2.   Tank 8001: 409 bbl per hour
                    3.   Tank 8002: 1,432 bbl per hour
                    4.   Main Pump: 2,250 bbl per hour
                    5.   8" Pipeline: 1,688 bbl per hour
                    6.   6" Pipeline: 562 bbl per hour
                    7.   Large Dock: 1,125 bbl per hour
                    8.   Small Dock: 1,125 bbl per hour
                    9.   Berthing and Vacating - Large Dock: 1,125 bbl per hour
                    10.  Berthing and Vacating - Small Dock: 1,125 bbl per hour
                    11.  Ship Shoal Pipeline: 2,250 bbl per hour

          c. CALCULATION RULES:

               1. In no case shall the standard rate used to calculate a Transportation Capacity reduction exceed a) 1,688 bbl per hour during the first three (3) calendar months, or b) 2,250 bbl per hour for the remaining term.
               2. In the event that two or more of the facilities set forth above are experiencing Service capacity reductions at the same time the highest standard rate of such facilities shall be used to calculate a Transportation Capacity reduction, except as set forth in Calculation Rule 3.
               3.   Notwithstanding anything to the contrary contained in this
                    Section 4, if a) both the Large Dock and the Small Dock are unable to receive Marine Vessels during the same period of time, b) both the 8" pipeline and the 6" pipeline (after the first three (3) calendar months) are unable to move Product during the same period of time, c) two Marine Vessels are experiencing a Transportation Capacity reduction while Berthing and Vacating, or d) two or more tanks are experiencing a Transportation Capacity reduction during the same period of time, then the sum of the standard rates for such facilities shall be used to calculate a Transportation Capacity reduction.
               4. Should Williams exceed two (2) hours to Berth and Vacate a Marine Vessel then the Transportation Capacity reduction shall be calculated using the standard rate for Berthing and Vacating set forth above and applied as a Transportation Capacity reduction.
               5. Should Williams Berth and Vacate a Marine Vessel in less than one and a half (1.5) hours, then an off-set shall be calculated using the standard rate for Berthing and Vacating set forth above and applied against any Transportation Capacity reductions set forth in this Section 4. Any such Berthing and Vacating off-set shall be limited to no more than 270,000 bbls in any six (6) month period.

     CONVERSION EXAMPLES:

     o If the Storage capacity of Tank 8000 is reduced for three (3) hours, the amount of Transportation Capacity reduction shall be calculated as 1,227 bbl (3 hours x 409 bbl per hour).

     o If the Storage capacity of Tank 8000 was reduced for six (6) hours and the Large Dock was unable to receive Marine Vessels for three (3) hours during the same time period, the total amount of Transportation Capacity reduction would be 4,602 bbl calculated in the following manner:

              (a) The Storage capacity of Tank 8000 is reduced for three (3) hours alone, therefore, the amount of Transportation Capacity reduction during this three (3) hour time period shall be calculated as 1,227 bbl (3 hours x 409 bbl per hour).

              (b) Because the Storage capacity of Tank 8000 and the ability of the Large Dock to receive Marine Vessels were both reduced during the same three (3) time period, the rate used to calculate the Transportation Capacity reduction would be the higher of the rates for the two (2) facilities, therefore, the amount of Transportation Capacity reduction for this three (3) hour period of time is 3,375 (3 hours x 1,125 bbl per hour).

     o If both the Large Dock and the Small Dock are unable to receive Marine Vessels during the same three (3) hour time period, the total amount of Transportation Capacity reduction would be 6,750 bbl (3 hours x 2,250 bbl per hour).


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         o        If Williams requires three (3) hours to Berth and Vacate a
                  Marine Vessel the total amount of Transportation Capacity reduction would be 1,125 bbl (1 hour x 1,125 bbl per hour).

         o If Williams should Berth and Vacate a Marine Vessel in one (1) hour the total amount of Transportation Capacity offset shall be 563 bbl (0.5 hours x 1,125).

5. TRUE UP. As set forth below, beginning with the month this Agreement is executed, the parties shall make periodic adjustments to the payment set forth in Section 8 below, based on the amount, if any, of Transportation Capacity reductions which exceed the standard set forth in Section 6 below. After having performed any such periodic true up and calculation of applicable liquidated damages, the parties shall begin a new Transportation Capacity reduction calculation the following period. The parties shall perform a true up at the end of each six (6) calendar month period.

6. LIQUIDATED DAMAGES. At the time of first six (6) calendar month true-up period, should the sum of all Transportation Capacity reduction amounts (including all applicable off-sets) calculated during such period exceed 958,125 bbl, then Williams shall credit Customer for Services Fees payments at the rate of $0.2386 per barrel for such Transportation Capacity reduction amount in excess of 958,125 bbl. At the time of any subsequent six (6) calendar month true-up, should the sum of all Transportation Capacity reduction amounts (including all applicable off-sets) calculated during such period exceed 1,095,000 bbl, then Williams shall credit Customer for Services Fees payments at the rate of $0.2045 per barrel for such Transportation Capacity reduction amount in excess of 1,095,000 bbl. All such liquidated damages shall be subject to the annual escalation set forth in Section 17. The credit provided by this Section will be Williams' sole liability and Customer's sole remedy for Williams' failure to meet the service performance standards specified in Sections 3 and 4 of this Agreement; however, this limitation shall not apply to loss of Product.

7. CUSTOMER RESPONSIBILITIES. Customer shall be responsible for nominating, scheduling and effecting both Deliveries and Receipts. The parties expressly recognize that the actual amount of Services provided during any time period is determined in part by the timing and amounts of such Deliveries and Receipts.

8. SERVICES FEES. Customer shall pay $0.2386 per bbl of Adjusted Transportation Capacity during the first six (6) calendar months, and $0.2045 per barrel of Adjusted Transportation Capacity during the remaining term, subject to a maximum payment of $4,031,583 in any one (1) year period, subject to the adjustments set forth in Section 5, above, and in accordance with the payment terms set forth in
Section 17, including annual escalation.

9. SERVICES OPTION FEES. Williams shall not offer any Surplus Transportation Capacity to any third party under any terms and conditions without first having offered such Surplus Transportation Capacity to Customer under terms and conditions no less favorable than those set forth herein. In addition to the Services Fees set forth in Section 8 above, if at any time Williams should have available and/or create Surplus Transportation Capacity, and Customer should elect to Transport using some amount of such Surplus Transportation Capacity, then for any barrels transported by Customer in using such Surplus Transportation Capacity, Customer shall have the right to use any such Surplus Transportation Capacity at rates not to exceed the Services Option Fees set forth below, subject to the annual escalation set forth in Section 17.

        a.       60,001 bbl - 65,000 bbl:  $0.0200 per excess bbl.
        b.       65,001 bbl - 70,000 bbl:  $0.0300 per excess bbl.
        c.       70,001 bbl and greater:   $0.0500 per excess bbl.

10. TERMINAL OPERATIONS. Control and operation of the Terminal will rest exclusively with Williams, which will comply with and provide all certifications required by Law applicable to the ownership, control and operation of the Terminal. Williams shall be an independent contractor with respect to the performance of the Services, and Customer shall have no direction or control of Williams or its employees, agents, or other representatives except in the results to be obtained. Customer will have the right to make physical checks of Product in Williams' custody and to observe the performance of the Services provided hereunder. However, this right may not be exercised in a manner that interferes with Williams' operation or control of the Terminal.

11. DELIVERIES TO AND RECEIPTS FROM THE TERMINAL. All Deliveries to Williams and Receipts by the Customer will be at the Terminal by the Delivery and Receipt means set forth in this Agreement. Additionally, Deliveries by Marine Vessel will be made in accordance with the following:

     A. MARINE VESSEL SCHEDULING. Customer will be responsible for scheduling deliveries of Product by Marine Vessel to the Terminal. Customer will communicate with the Terminal to determine which dock is available prior to the arrival of any Marine Vessel scheduled. Williams reserves the right, in its sole discretion, to refuse to allow any Marine Vessel to dock at the Terminal to protect the safety of the Terminal, its personnel, or the environment.

     B. VACATING BERTH. Williams may order any Marine Vessel chartered, contracted or nominated by Customer to vacate its berth if such action is required, in Williams' sole discretion, for the safe operation of the Terminal.

     C. POLLUTION, PREVENTION AND RESPONSIBILITY. Customer will insofar as it is able under the terms of any applicable charter party Agreement require that Marine Vessels chartered, contracted or nominated by Customer promptly and diligently prevent, mitigate and remediate all pollution emanating from said Marine Vessels. All Marine Vessels chartered, contracted or nominated by Customer hereunder will have secured and carry a current U.S. Coast Guard Certificate of Financial Responsibility (Water Pollution).

     D. LAYTIME AND DEMURRAGE. IN NO EVENT WILL WILLIAMS HAVE ANY LIABILITY TO CUSTOMER FOR LAYTIME OR DEMURRAGE.


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12. MEASUREMENT AND TESTING. Williams shall measure quantities of Deliveries and
Receipts using Terminal tank gauges. Customer shall the right to have an independent inspector to observe and verify such quantity measurements. The cost of an independent inspector shall be borne by Customer. In the absence of any measurements by an independent inspector, the results of the tests and measurements made by Williams will be conclusive and binding on Customer, except in the event of fraud or manifest error.

Williams shall have the right to test the quality of the Product. Any tests for quality will be made in accordance with established ASTM standards and methods, except to the extent such standards and methods conflict with applicable governmental standards and methods. In the event of such conflict, governmental standards and methods will control. Customer shall have the right to verify any tests for quality conducted by Williams. Such verification shall be performed by a mutually acceptable independent inspector. In the event of a dispute between Williams and Customer regarding the quality of Product, the party deemed to be in error shall pay for the cost of the inspector, including any laboratory costs. In the absence of any tests by an independent inspector, the results of the tests and measurements made by Williams will be conclusive and binding on Customer, except in the event of fraud or manifest error.

Williams' obligation to make any delivery of Product to Customer will be satisfied by delivering the volume of Product initially Delivered by Customer to Terminal less the Loss Allowance set forth in this Agreement. Tank heel volume will be put in place by Customer upon initial Delivery and be made available to Customer within thirty (30) days of termination of this Agreement. In addition, Customer will retain sufficient Product in the Terminal, in Williams' reasonable opinion, to maintain minimum levels in Storage Capacity and pipelines, taking into account the needs of pump suction and any floating roof tanks utilized.

13. QUALITY. Williams shall have the right to reject Delivery or conditionally accept Delivery of any Product if Williams shall reasonably determine that such Product contains chemicals or contaminants that may harm the Terminal. If any product tendered for Delivery to the Terminal by Customer fails to meet this specification, Williams may, at Williams' option, (a) reject the Product and refuse to take Delivery; or (b) take Delivery of the Product and store it until such time as Customer can remove the Product from the Terminal within a reasonable period of time; or (c) take Delivery of the Product and store it until such time as Williams can remove the Product from the Terminal at Customer's cost.

14. PRODUCT RESPONSIBILITY. Title to Product will not pass to Williams. Williams shall at all times use reasonable care and diligence to preserve and protect Customer's Product from contamination, damage or loss while such Product is in the Terminal. Williams shall not be responsible for any type of loss or damage (including contamination) to Customer's Product caused by events beyond Williams' control. For Deliveries to the Terminal, Customer will be responsible for Product until it enters Williams' fixed dock flange, pipeline receiving flange, or receiving hose, as the case may be. For Receipts from the Terminal, Customer will be responsible for Product when it leaves Williams' fixed dock flange, pipeline Receipt flange, or Receipt hose, as the case may be. In the event Williams is deemed responsible for loss or damage to Product under this
Section 14, Williams shall be liable for damage or loss of Product under the pricing formula as set forth in Section 27. If any Product is sold, exchanged, or otherwise not owned by Customer while at the Terminal, Customer will nevertheless be deemed the owner thereof for purposes of this Agreement. Customer will continue to be responsible for all charges, taxes, terms and conditions of this Agreement as if such Product were owned by Customer.

15. PRODUCT INFORMATION. Customer will sign in its name, pay for and furnish to Williams at the Terminal all information, documents, labels, placards, containers and other materials and data required under Law, together with written instructions as to their use and disposition, except to the extent that Williams as a terminal operator is obligated by Law to provide such information. At Williams' request, Customer will provide Williams with a material safety data sheet for each Product prior to Delivery of that Product to the Terminal. Customer acknowledges that Williams may have an obligation under Law to disclose information regarding Product to governmental authorities, parties handling the Product, parties exposed to the Product, and to the general public, and Customer promptly will provide Williams with any information required by Law for such disclosures. Customer will prepare, file and maintain copies of all reports required by Law to be filed with any federal, state or local governmental agency concerning Delivery, Storage and Receipt of its Product, except to the extent that Williams as a terminal operator is obligated by Law to prepare such reports, and Customer promptly will transmit any such reports to Williams.

16. WASTE MEASUREMENT AND REMOVAL. Within thirty (30) days of the execution of this Agreement, Williams and Customer shall hire an independent inspector to measure the amount of Pre-Existing Waste. Williams and Customer will each be responsible for the payment of 50% of the cost of measuring Pre-Existing Waste. Results of the measurement of Pre-Existing Waste will be attached to this Agreement as Exhibit "B". Williams may, from time to time at its reasonable discretion or as required by Law, determine that it is necessary to remove Waste and clean the tanks at the Terminal. Within fifteen (15) days of receiving Williams notice, Williams and Customer shall hire an independent inspector to measure the amount of Waste in the tanks at that time. Williams and Customer will each be responsible for the payment of 50% of the cost of measuring the Waste. The cost cleaning tanks will be borne by Williams. Williams will be responsible for the cost of disposal of Pre-Existing Waste. Williams and Customer will each be responsible for the payment of 50% of the cost of measuring New Waste. Customer will be responsible for the cost of disposal of New Waste.

17. INVOICING AND PAYMENT. Williams will invoice Customer monthly, in arrears, for Services Fees or Service Option Fees (less adjustments for Loss Allowance reimbursement and Transportation Capacity reductions as applicable) owed by Customer to Williams under this Agreement. Such invoice shall be supported by an statement that Williams shall also provide Customer monthly reporting in barrels the beginning amount of Product at the Terminal, itemized detail of each Delivery and Receipt, the ending amount of Product at the Terminal, the total amount of product Transported during the month, the amount of Loss Allowance generated during the month, the details of any Services Option Fees and all applicable Transportation reduction calculation details. Customer will pay the amount of each invoice by ACH credit less any amounts in dispute. Disputes about the amount of an invoice will be resolved as set forth in Section 32. Customer will be assessed a late charge of one and one-half percent (1.5%) interest per month (or the highest rate permitted by Law, whichever is less) for any invoice not paid within thirty (30) days of the date of the invoice, except for amounts which are in dispute. Payments will be made in accordance with the instructions provided by Williams from time to time. All charges under this Agreement are subject to escalation at the rate of one percent (1%) per year. Escalation will commence on the first anniversary of this Agreement. Williams' acceptance of payment for any Service performed after the expiration or termination of this Agreement will not be deemed a renewal of this Agreement.


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18. AUDIT. Williams agrees to retain its books and records related to the charges to Customer for Services provided under this Agreement for a period of two (2) years from the date the Services are rendered. Customer may request to audit these books and records at Williams' property during normal Business Hours. Any such audit will be at Customer's expense; however, should discrepancies be discovered as a result of Customer's independently commissioned audit, Williams shall be responsible for any and all costs associated with such audit. Customer's payment obligations will survive the expiration or termination of this Agreement.

19. LIABILITIES. WILLIAMS WILL INDEMNIFY, DEFEND, AND HOLD HARMLESS CUSTOMER ITS PARENTS AND AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND OTHER REPRESENTATIVES FROM AND AGAINST ANY CLAIMS, ACTIONS, JUDGMENTS, LIABILITIES, LOSSES, COSTS, DAMAGES, FINES, PENALTIES AND EXPENSES TO THE EXTENT ARISING FROM: (A) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF WILLIAMS, ITS EMPLOYEES, AGENTS, CONTRACTORS, OR OTHER REPRESENTATIVES IN THE PERFORMANCE OF THIS AGREEMENT; OR (B) THE FAILURE OF WILLIAMS TO COMPLY WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. CUSTOMER WILL INDEMNIFY, DEFEND, AND HOLD HARMLESS WILLIAMS ITS PARENTS AND AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND OTHER REPRESENTATIVES FROM AND AGAINST ANY CLAIMS, ACTIONS, JUDGMENTS, LIABILITIES, LOSSES, COSTS, DAMAGES, FINES, PENALTIES AND EXPENSES TO THE EXTENT ARISING FROM: (A) THE NEGLIGENCE OR WILLFUL MISCONDUCT OF CUSTOMER, ITS EMPLOYEES, AGENTS, CONTRACTORS (INCLUDING:
THE OWNERS, OPERATORS, AND VOYAGE CHARTERS OF MARINE VESSELS; AND THE OWNERS AND OPERATORS OF TRUCKS), OR OTHER REPRESENTATIVES IN THE PERFORMANCE OF THIS AGREEMENT; OR (B) THE FAILURE OF CUSTOMER TO COMPLY WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. WITHOUT LIMITATION OF THIRD PARTY CLAIMS, NEITHER PARTY WILL HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL LOSS, DAMAGE OR COST (INCLUDING, WITHOUT LIMITATION, LOST BUSINESS OPPORTUNITY OR LOST PROFIT), HOWSOEVER AND BY WHOMSOEVER CAUSED, EVEN IF THE POSSIBILITY OF SUCH LOSS, DAMAGE OR COST WAS FORESEEABLE. The indemnities expressed in this Agreement will survive the expiration, termination, or suspension of this Agreement.

20. TAXES AND OTHER CHARGES. Customer will pay all taxes and assessments, now existing or hereafter created, that may be assessed by any governmental authority against any Product (including Waste), against the property of Customer, or against Williams (except for income, franchise and real estate taxes assessed against the Terminal) with respect to the receiving, storing, handling, shipping or disposing of any Product, Waste or property of Customer, including any value added tax, sales tax, excise tax, inventory tax, spill tax, pollution control tax, emission control tax or similar tax assessment. If a change in Law requires Williams to incur any additional expense in order to continue to receive, store, handle, ship or dispose of any Product, Waste, or property of Customer, Customer will pay the cost of such expenses, including any engineering, construction, and operating expenses.

21. FORCE MAJEURE. Notwithstanding any other provision of this Agreement to the contrary, all circumstances causing either party's non-performance under this Agreement and the remedies therefore have been adequately addressed in this Agreement, therefore, there shall be no excuse for non-performance based on force majeure.

22. DEFAULT. Either party will be in default under this Agreement if it: (a) breaches any material provision of this Agreement; (b) makes an assignment for the benefit of creditors or consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee; or (c) becomes insolvent or enters into a voluntary or involuntary bankruptcy or receivership. In the event of any default, the other party will give the defaulting party notice of the default and a thirty (30) day opportunity to cure. If the defaulting party fails to cure the default within the cure period, the other party may terminate this Agreement.

23. CLAIMS. Each party will immediately give notice to the other party in writing of any claim or dispute hereunder, and include as part of such notice full and complete details, specifics and backup documentation pertaining to it. In no event will one party be liable to the other party unless such a written notice together with all supporting documentation available is delivered within sixty (60) days after the facts upon which the claim or dispute is based first became known, or reasonably should have first become known, to espousing such claim or dispute.

24. COMMISSIONS AND GIFTS. No director, officer, employee, agent, or other representative of either party will give or receive any commission, fee, rebate, gift or entertainment of significant value or cost in connection with this Agreement. Further, neither party will give any commission, fee, rebate, gift or entertainment of significant value or cost to any government official or employee in connection with this Agreement.

25. CONFIDENTIALITY. The parties understand and agree that the terms and conditions of this Agreement, all documents referred to herein and communications between the parties regarding this Agreement (collectively "Confidential Information") are confidential as between Williams and Customer and will not, without the other party's prior written consent, be disclosed by a party to a third party, other than a parties' representatives or agents who have a need to know. In the event that either party is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it will give the other party prompt notice thereof so that a protective order or other appropriate remedy may be sought and/or waiver of compliance with the provisions of this Agreement granted. The party requesting a protective order will bear all costs related thereto. In the event that such protective order or other remedy is not obtained, the party who has been requested or legally compelled to disclose Confidential Information agrees that it will furnish only that portion of the Confidential Information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information which is disclosed in such manner.

26. INSURANCE. The rates quoted herein do not include any insurance on the Product covered hereunder while it is the possession of Williams, it being clearly understood and agreed that such property insurance, if any be desired by Customer, will be carried by Customer at its own expense. If Customer does carry any insurance on the property, Customer's insurance carrier will endorse the policies to waive all rights of subrogation against Williams and Customer will provide Williams with evidence of such waiver of subrogation, either in the form of the endorsement or a certificate of insurance. Both parties will obtain and maintain in full force and effect commercial general liability coverage which will include, but not be limited to, bodily injury, property damage, blanket contractual liability and independent contractor liability, sudden and accidental pollution and explosion, collapse and underground coverage with limits of at least $2MM per occurrence and with insurance companies reasonably satisfactory to the other party as respects all duties and obligations pursuant to this Agreement. Each party will also maintain in full force and effect workers' compensation insurance complying with the laws of the state or states having jurisdiction over each employee, whether or not Customer is required by such laws to maintain such insurance, and employer's liability coverage with limits of at least $1MM each accident, $1MM disease each employee and $1MM disease policy limit. For any work performed offshore or on navigable waterways, this insurance will be endorsed to provide full Maritime liability coverage, including Longshoreman's and Harbor Worker's Act, Outer Continental Shelf Land Act, Jones Act, Death on High Seas Act and In Rem. Owners and/or charters of Marine Vessels or barges will obtain and maintain in full force and effect hull and machinery insurance, including collision and tower's liability, equal to the full value of the Marine Vessel. Protection and indemnity insurance, including coverage for chartered vessels, members of crew, In Rem, contractual liability, excess collision, and tower's liability on Ocean P&I Clause SP-23 (revised January 1956) Form, or equivalent with a combined single limit of $5,000,000 or that required by law, whichever is greater. All policies carried by each party will require their carriers to endorse the policies to waive subrogation rights in favor of the other party and, except for workers' compensation. To the extent of the indemnity obligations specified in this Agreement, each party will provide to the other party certificates showing evidence of such coverages as of the effective date of this Agreement. Each party will maintain all such policies current. The mere purchase and existence of insurance does not reduce or release either party from any liability incurred and/or assumed within the scope of this Agreement. Customer will cause all Marine Vessels, truck carriers and rail car carriers which are chartered, contracted, or nominated hereunder by Customer to comply with Law and to carry all liability and pollution insurance required by Law.

27. LOSS ALLOWANCE. For the first twelve (12) months, Williams will be allowed, for actual losses incurred (as substantiated by Williams measurement records), a Loss Allowance no greater than 0.5% by volume of the quantity of Product Transported by Williams on any day during the term of this Agreement. For the remaining term of the Agreement, the Loss Allowance for any month shall be 120% of the average of the actual monthly loss amounts incurred over a twelve (12) month period, including the current month (excluding any monthly loss amounts greater than +/- one (1) standard deviation from the mean of the distribution of such twelve (12) monthly actual loss amounts). Customer agrees that Williams will not be liable for any such Loss Allowance. Williams shall reimburse Customer for actual losses in excess of such Loss Allowance monthly at a price equal to the monthly average of the PLATTS LLS posting at St. James for the month in which such loss shall occur per the terms as set forth in Section 17.

28. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

29. ASSIGNMENT. Neither party will assign or transfer this Agreement in whole or in part, or any of the rights or obligations contained herein (including the right to the storage of Product), without the prior written consent of the other party, which consent shall not be unreasonably withheld and any purported assignment in violation of this provision will be void. Without limitation of the foregoing, consent to assignment may be conditioned upon the acceptance by the assignee of additional terms and conditions related to the creditworthiness of the assignee. Consent to assignment by one party will not relieve the other party from any of its duties or obligations under this Agreement, unless otherwise specifically stated in the written consent. Notwithstanding the foregoing, either party may assign this Agreement to an Affiliate without such consent. Subject to the foregoing, this Agreement will bind and inure to the benefit of the successors, assigns and transferees of the parties hereof.

30. NOTICES. Any notice by either party to the other will be deemed to have been properly given if delivered personally, faxed with telephone and written confirmation of receipt, or mailed to said party by certified or registered mail, postage and charges prepaid, to the address set out below, unless and until another address will have been specified in writing by said party.


                  CUSTOMER:                                            WILLIAMS:
                  Address:          Williams Energy Marketing
                                    & Trading Company                  Address:         Williams Terminals Holdings, L.P.
                                    Attn: Cody Nicholson                                Attn: Bill Copeland
                                    P. O. Box 3448, MD WRC                              P.O. Box 3448, MD 720-A
                                    Tulsa, OK  74101-3448                               Tulsa, OK 74101
                  Telephone:        918-573-5307                       Telephone:       918-573-3424
                  Facsimile:        918-573-4686                       Facsimile:       918-573-6865

30. TERM AND TERMINATION. The term of this Agreement shall be for a period of nine (9) years from the date this Agreement is executed. If a Catastrophic Event shall occur, this Agreement shall be suspended immediately and the obligations of Williams to provide Services and Customer to provide payment under this Agreement shall be suspended. The term of this Agreement shall not be affected by any such suspension.

Within forty (40) days after the occurrence of a Catastrophic Event, Williams shall propose a plan to fully restore Transportation Capacity to no less than the maximum capacity in effect immediately prior to the Catastrophic Event, unless Williams can demonstrate, and the parties mutually agree, that such a plan is impossible or impractical. If the parties mutually agree within fifteen
(15) days that it is impossible or impractical for Williams to fully restore Transportation Capacity this Agreement will terminate immediately. Any disagreements as to Williams' ability to fully restore Transportation Capacity within fifteen (15) days will be settled by the dispute resolution procedures set forth in Section 32 of this Agreement.

The plan submitted by Williams shall include, but may not be limited to a) the date certain that Williams shall fully restore Transportation Capacity to no less than the maximum capacity in effect immediately prior to the Catastrophic Event, b) a proposal to enable Customer to operate its business without any loss of profit or other damage during the period in which the Terminal is operating at reduced capacity, c) the amount of any remaining Transportation Capacity at the Terminal, and d) any other applicable terms and conditions which Customer may require to evaluate Williams' plan.

Customer shall evaluate Williams' plan in good faith to determine whether it will indeed protect Customer from loss of profit or other damage to its business while Transportation Capacity is being restored. Customer's evaluation shall consider, but shall not be limited to a) any incremental costs incurred to transact business at another terminal, b) any change in product market value related to transacting business at another terminal and c) the competitive impact related to conducting business at another terminal. The parties shall have fifteen (15) days to negotiate an interim agreement based on Williams' plan.

If the parties do not reach an interim agreement within such fifteen (15) days, this Agreement shall terminate immediately; however, if either party believes that the other party has not negotiated the interim agreement in good faith, then that party may appeal to the Dispute Resolution procedures established in
Section 32 of this Agreement. If the parties mutually agree to and execute such an interim agreement, the terms of such interim agreement shall prevail. Should Williams not restore Transportation Capacity by the date agreed to in the interim agreement, the interim agreement shall immediately terminate and Customer shall, at that time, determine, in its sole discretion whether this Agreement will continue in effect or contemporaneously terminate as well. Alternatively, should Williams restore Transportation Capacity by the date agreed to in the interim agreement, this Agreement shall immediately be reinstated.

In any event, the term of this Agreement shall not be affected by any suspension under this Section 31.

32. DISPUTE RESOLUTION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty
(30) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved by these persons within forty-five
(45) days of the disputing party's notice, the dispute shall be referred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party's notice, or if the parties failed to meet within twenty (20) days, the parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

33. CONCLUDING PROVISIONS. This Agreement is made as an accommodation to Customer, and in no event will Williams' services be deemed to be those of a public utility or common carrier. If any action is taken or threatened by any governmental authority to declare the Terminal, Williams or Customer a public utility or common carrier, Williams may by written notice terminate this Agreement on the effective date of such action. Williams will own all improvements to the Terminal, including those for which Customer has made a financial contribution. The word "including" does not limit the preceding words or terms. If any provision of this Agreement is held to be unenforceable to any extent, the remaining provisions will be enforced to the maximum extent allowed by law. All section titles and headings in this Agreement are merely for convenience, and will not limit in any way the interpretation of this Agreement. No provisions of this Agreement will be construed against or interpreted to the disadvantage of any party by reason of such party's having drafted such provision. Except as otherwise provided herein, the remedies provided in this Agreement are cumulative, not exclusive, and in addition to all other remedies in either party's favor at law, in equity or otherwise. No waiver of any breach by either party of any terms, conditions, or obligations will be deemed a waiver of subsequent breaches of the same or other nature. This Agreement will not be deemed to be for the benefit of any third party, or give any other party any right to enforce its provisions and neither this Agreement nor the parties' performance hereunder will be deemed to have created a joint venture or partnership between the parties. This Agreement constitutes the entire Agreement between the parties. There are no promises, terms, conditions, representations, warranties, or obligations other than those contained herein. Except as otherwise provided herein, no variation or modification hereof will be deemed valid unless it is in writing and signed by both parties.

IN WITNESS WHEREOF the parties have by their duly authorized representatives signed this Agreement.

        WILLIAMS ENERGY MARKETING                                WILLIAMS TERMINALS HOLDINGS L.P.
        & TRADING COMPANY                                        BY WILLIAMS NGL, LLC, ITS GENERAL PARTNER

        By:         /s/ Mike Selman                              By:            /s/ Jay A. Wiese
               ------------------------------------                    -----------------------------------
        Name:       Mike Selman                                  Name:          Jay A. Wiese
               ------------------------------------                    -----------------------------------
        Title:      VP Portfolio Management                      Title:         VP, Terminal Services
               ------------------------------------                    -----------------------------------

                                    EXHIBIT A

                             DESCRIPTION OF PROPERTY
                           WILLIAMS CRUDE OIL TERMINAL

Commencing at a point having Louisiana State Plane Coordinates of X=2,104,634.70 and Y=368,062.82, said point being the Point of Beginning;
Thence, N67 degrees 29' 04"W a distance of 313.01 feet to a 3/4" G.I.P.;
Thence, N22 degrees 27' 56"E a distance of 577.43 feet to a 3/4" G.I.P.;
Thence, S48 degrees 32' 43"E a distance of 130.00 feet to a 3/4" G.I.P.;
Thence, N35 degrees 55' 00"W a distance of 179.75 feet to a 3/4" G.I.P.;
Thence, S49 degrees 09' 06"E a distance of 170.00 feet to a 3/4" G.I.P.;
Thence, S26 degrees 01' 56" W a distance of 66.80 feet to a point;
Thence, S26 degrees 04' 42" W a distance of 161.47 feet to a point;
Thence, S22 degrees 38' 15" W a distance of 208.00 feet to a point;
Thence, S21 degrees 43' 02" W a distance of 118.04 feet to a point;
Thence, S21 degrees 15' 52" W a distance of 102.76 feet to the Point of Beginning containing 4.52 acres.

Commencing at a point having Louisiana State Plane Coordinates of X=2,104,674.20 and Y=368,045.53, said point being the Point of Beginning;
Thence, N 22 degrees 16' 06" E a distance of 91.89 feet to a point;
Thence, N 21 degrees 43' 16" E a distance of 117.87 feet to a point;
Thence, N 22 degrees 33' 29" E a distance of 90.25 feet to a point;
Thence, S 67 degrees 32' 50" E a distance of 10.60 feet to a point;
Thence, S 19 degrees 57' 46" W a distance of 124.51 feet to a point;
Thence, S 23 degrees 51' 27" W a distance of 175.67 feet to a point;
Thence, N 67 degrees 32' 50" W a distance of 10.23 feet to the Point of Beginning containing 0.090 acres.

Commencing at a point having Louisiana State Plane Coordinates of X=2,104,915.10 and Y=368,644.73, said point being the Point of Beginning;
Thence, N 49 degrees 08' 52" W a distance of 206.35 feet to a 3/4" G.I.P.; Thence, N 25 degrees 54' 11" E a distance of 475.81 feet to a 3/4" G.I.P.; Thence along a curve to the right having a Delta of 10 degrees 30' 46", a Radius of 3148.05 feet, an Arc Length of 577.61 feet, and a Chord Bearing and Distance of N 32 degrees 32' 34" E - 576.80 feet to a set 1/2" G.I.P.;
Thence, N 36 degrees 48' 43" E a distance of 496.04 feet to a 3/4" G.I.P.; Thence, along a curve to the left having a Delta of 21 degrees 30' 23", a Radius of 365.22 feet, an Arc Length of 137.09 feet, and a Chord Bearing and Distance of S 28 degrees 48' 30" W - 136.29 feet to a set 3/4" G.I.P.;
Thence, N 12 degrees 35' 03" E a distance of 180.11 feet to a 3/4" G.I.P.; Thence, along a curve to the right having a Delta of 15 degrees 16' 53", a Radius of 527.09 feet, an Arc Length of 140.58 feet, and a Chord Bearing and Distance of N 23 degrees 04' 17" E - 140.16 feet to a set 3/4" G.I.P.;
Thence, N 38 degrees 49' 06" E a distance of 177.99 feet to a 3/4" G.I.P.; Thence, S 60 degrees 09' 00" E a distance of 148.40 feet to a 3/4" G.I.P.; Thence, S 49 degrees 19' 35" E a distance of 96.91 feet to a 3/4" G.I.P.; Thence, along the curve to the left having a Delta of 25 degrees 00' 00", a Radius of 297.92 feet, an Arc Length of 129.99 feet, and a Chord Bearing and Distance of N 58 degrees 02' 46" E - 128.96 feet to a set 3/4" G.I.P.;
Thence, along a curve to the left having a Delta of 28 degrees 33' 55", a Radius of 267.23 feet, an Arc Length of 133.23 feet, and a Chord Bearing and Distance of N 28 degrees 45' 34" E - 131.85 feet to a set 3/4" G.I.P.;
Thence, S 12 degrees 41' 06" W a distance of 187.21 feet to a point;
Thence, along the curve to the right having a Delta of 21 degrees 09' 46", a Radius of 550.36 feet, an Arc Length of 203.28 feet, and a Chord Bearing and Distance of S 28 degrees 10' 03" W - 202.13 feet to a point;
Thence, S 36 degrees 49' 03" W a distance of 497.72 feet to a point;
Thence, S 34 degrees 54' 42" W a distance of 304.43 feet to a point;
Thence, S 29 degrees 40' 22" W a distance of 239.42 feet to a point;
Thence, S 26 degrees 15' 08" W a distance of 325.55 feet to the Point of Beginning containing 10.3 acres.